Exhibit 99.1

ReGen Biologics Announces Common Stock Financing to Support Launch of Menaflex™ Collagen Meniscus Implant

Financing Led by Sanderling Venture Partners

Hackensack, NJ – January 21, 2009 – ReGen Biologics (OTC: RGBO) (“ReGen”) announced today that on Friday, January 16, 2009, it completed the first of a two stage private placement of approximately $7 million of common stock.  The second stage is estimated to result in the placement of approximately $3 million in additional common stock, providing for a total of approximately $10 million in combined gross proceeds.  The proceeds will support the launch of the Company’s Menaflex™ product in the U.S., which recently received FDA clearance.  Sanderling Venture Partners led the transaction with a new investment of approximately $4 million.  Investors in the second stage of this financing are holders of options issued by the Company in connection with an earlier private placement.

“We are delighted with the success of this first stage of the financing,” said Gerald E. Bisbee, Jr., Ph.D., Chairman and CEO.  “Sanderling Venture Partners has been a long-standing source of leadership and support to ReGen and an enthusiastic proponent for the importance of biological technology and the Company’s Menaflex product,” Dr. Bisbee continued.

Under the terms of the financing, the Company issued approximately 2 million shares of common stock at $3.50 per share and provided 15% warrant coverage with a five-year term and an exercise price of $1.20 per share.  The terms of the second stage will be identical.  Investors in the first stage also converted approximately $3 million in previously issued convertible notes payable into approximately 989,000 common shares at closing.

Dr. Bisbee noted, “The purpose of this financing is to provide sufficient capital for the launch of the Menaflex product in the U.S., which currently represents the largest single world market for similar arthroscopic surgery products.”  Dr. Bisbee concluded, “We are excited to bring this groundbreaking product to U.S. surgeons and patients in support of improving the standard of care for meniscus treatment.”

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets.  ReGen’s first approved product using its proprietary biological collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG.  ReGen received FDA clearance in the U.S. for the Menaflex device in December 2008.  Visit www.regenbio.com and www.menaflex.com for more information.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Contact:

Brion D. Umidi
Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com